UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ELANCO ANIMAL HEALTH INCORPORATED

(Name of Registrant as Specified In Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP
ANCORA CATALYST, LP
ANCORA MERLIN INSTITUTIONAL, LP
ANCORA MERLIN, LP

ANCORA BELLATOR FUND, LP

ANCORA IMPACT FUND LP SERIES Z
ANCORA ALTERNATIVES LLC
ANCORA ADVISORS, LLC
ANCORA HOLDINGS GROUP, LLC
FREDERICK DISANTO
JAMES CHADWICK
ANDREW C. CLARKE

KATHY V. TURNER
CRAIG S. WALLACE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ancora Alternatives LLC (“Ancora”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Elanco Animal Health Incorporated, an Indiana corporation.

Item 1: On February 29, 2024, Ancora issued an Investor Presentation titled, “Overview: The Case for Change at Elanco’s 2024 Annual Meeting,” a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2: Also on February 29, 2024, Ancora Holdings Group, LLC, its affiliates and the other participants in the solicitation issued the following press release:

Ancora Nominates Four Highly Qualified, Independent Director Candidates and Urges Orderly CEO Succession at Elanco Animal Health

Believes Slate Possesses Necessary Experience in Capital Allocation, Corporate Governance, Pet Healthcare, Supply Chain Management and Succession Planning

Contends the Upcoming Annual Meeting is the Ideal Moment to Introduce Truly Independent Directors and Start a Boardroom Dialogue Around a Properly Timed CEO Change in 2025

Reminds Shareholders That Elanco’s Leadership Has Failed to Deliver Value and Meet its Own Promises Over Every Long-Term Horizon

Urges Shareholders to Review Presentation Regarding the Case for Shareholder-Driven Change Atop Elanco

CLEVELAND—(BUSINESS WIRE)— Ancora Holdings Group, LLC (together with its affiliates, “Ancora” or “we”), which owns approximately 3% of the outstanding common stock of Elanco Animal Health Incorporated (NYSE: ELAN) (“Elanco” or the “Company”), today issued the below statement regarding its nomination of four highly qualified, independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). Ancora has also released a presentation, entitled “Overview: The Case for Change at Elanco’s 2024 Annual Meeting,” which can be viewed and downloaded here.

“Ancora has amassed a roughly $250 million stake in Elanco because we believe it is a high-potential business with an admirable mission, strong market opportunity and significant runway for sustained value creation. Based on extensive analysis and good faith engagement with Elanco, it appears that the biggest barriers to success are the Company’s insular Board and unaccountable CEO. It is important to stress that we provided Elanco with a detailed analysis of its issues pertaining to corporate governance, finance, operations and product development, while also privately proposing a settlement framework that accounted for a shareholder-driven refreshment of the Board and an orderly succession process in 2025 for long-serving CEO Jeff Simmons. Unfortunately, this framework seemed to be of no interest to the Board, which refused to engage in substantive principal-to-principal negotiations and a real two-way discussion regarding changes that would benefit the Company. We can only assume that the Board feels insulated because of its classified structure and shareholder-unfriendly policies, despite overseeing a more than 50% decline in value since inception.

We believe Elanco’s Board should be operating with humility and an open mind after presiding over anemic margins, ballooning debt, poor capital allocation and shoddy forecasting. All of this has translated to negative total shareholder returns over every relevant long-term period, including since inflection points such as the Company’s 2018 initial public offering, 2020 acquisition of Bayer Animal Health and 2021 announcement of structural changes to simplify the organization. This is why when Elanco once again claims to be at an ‘inflection point’ due to reactionary governance changes and recent stock price movement, we are compelled to point out that the Company is really just being picked up off the mat by Ancora. Elanco’s stock price began rising late last year as we increased our investment and the market became aware of potential shareholder-driven changes at the Company.

We anticipate that the Board and Mr. Simmons will try to avoid accountability by suggesting that an orderly management change will disrupt the Company’s pipeline. Shareholders, however, should consider a few key points before buying into this. First, a planned departure in 2025 positions Mr. Simmons to remain engaged during upcoming product launches, even as the Board commits to planning for a transition. Second, shareholders are actually de-risked if Mr. Simmons – who has not overseen any value creation at Elanco – is gradually less involved in product strategy and pipeline oversight. Lastly, team members such as EVPs Ellen de Brabander, Ph.D. and Tim Bettington are really the key leaders of upcoming launches.

As evidenced by our emphasis on the next generation and willingness to have a principal on the Board, we look forward to being a long-term shareholder of Elanco. We have identified areas in which prior campaigns for change at the Company may have fallen short. Our slate possesses sorely needed experience in capital allocation, corporate governance, pet healthcare, supply chain management and succession planning. Each of our director candidates looks forward to engaging with Elanco shareholders about their constructive and practical ideas for igniting a turnaround at the Company and identifying its next generation of management. If elected by shareholders, rest assured our nominees intend to put this contest in the rearview mirror and support the type of collegial boardroom dialogue that is necessary to unlocking the full potential of Elanco.”

DIRECTOR CANDIDATE BIOS

Kathy Turner

Ms. Turner is a successful pet healthcare executive with significant global experience in both the animal health and broader healthcare industries.

●	Previously held senior leadership positions in international commercial operations at IDEXX Laboratories (NASDAQ: IDXX), a global pet healthcare innovation company, from 2014 to 2023, including most recently serving as Global Chief Marketing Officer.

●	Previously held various leadership roles during her nearly 30-year tenure at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company where she most recently led commercial operations for Europe.

●	Previously served on the Executive Leadership Team of Health for Animals, an organization that focuses on animal health products and animal well-being, and the Nutrition and Technology Innovation Advisory Board of Kiasco Animal Health, an animal health event series that connects innovation and investments.

●	Currently on the board of directors of Veterinarians Without Borders, an organization that promotes animal well-being, human health and economic development domestically and internationally.

Craig Wallace

Mr. Wallace is an experienced animal health and veterinary executive, most recently leading one of the largest animal health companies in the world.

●	Former Chief Executive Officer (North America/Pacific) of Ceva Santé Animale, the fifth largest animal health company worldwide.

●	Previously held leadership roles at Trupanion, Inc. (NASDAQ: TRUP), a pet insurance provider, and Fort Dodge Animal Health, a global manufacturer of animal health products for the livestock, companion animal, equine, swine and poultry industries.

●	Currently runs an animal health and human healthcare investment firm and serves on the boards of directors of companies including 1C, a pet retail distributor, and KeraVet Bio, a veterinary wound care company.

●	Previously served on the boards of directors of organizations including the National Commission on Veterinary Economic Issues and the Kansas City Animal Health Corridor Advisory Board.

James Chadwick

Mr. Chadwick, a representative of the nominating shareholder, possesses additive experience in capital allocation, finance and strategic restructurings, and executive succession processes.

●	Current President of Ancora Alternatives LLC, where he manages approximately $1.5 billion in capital for partners that include pensions, foundations, and institutional and individual clients.

●	Seasoned investor with a track record of helping companies implement positive and long-lasting governance enhancements, including de-classifications, voting standard changes and director refreshments.

●	Former Senior Analyst at Relational Investors LLC, a pioneer in constructivist investing.

●	Previously served on the boards of directors of companies that include Stewart Information Services Corporation (NYSE: STC), Hill International, Inc. (f/k/a NYSE: HIL) and Riverview Bancorp, Inc. (NASDAQ: RVSB).

Andrew Clarke

Mr. Clarke is a proven corporate leader and supply chain expert with experience in areas that include capital allocation, cost management initiatives, corporate governance and executive succession planning.

●	Current Chairman of Global Critical Logistics, a provider of freight forwarding and logistics.

●	Former Chief Financial Officer of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global logistics company.

●	Former Chief Financial Officer of Forward Air Corporation (NASDAQ: FWRD), an asset-light freight and logistics company, and former President and Chief Executive Officer of Panther Expedited Services (n/k/a Panther Premium Logistics).

●	Currently serves on the board of directors of Element Fleet Management Corp. (TSX: EFN), where he serves on the Audit Committee and Credit and Risk Committee.

●	Previously served on the boards of directors of companies that include Logistics Innovation Technologies Corp. (NASDAQ: LITT), Oregon Tool (f/k/a Blount International, NYSE: BLT) and Pacer International, Inc. (f/k/a NASDAQ: PACR).

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About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Advisors

Wilson Sonsini Goodrich & Rosati is serving as legal advisor to Ancora, with Longacre Square Partners LLC serving as communications and strategy advisor and Saratoga Proxy Consulting, LLC serving as proxy solicitor.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Alternatives LLC (“Ancora Alternatives”) and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Elanco Animal Health Incorporated, an Indiana corporation (the “Corporation”).

The participants in the proxy solicitation are currently anticipated to be Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series Z (“Ancora Impact” and together with Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact, collectively, the “Ancora Funds”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and James Chadwick, Andrew C. Clarke, Kathy V. Turner and Craig S. Wallace (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Catalyst Institutional beneficially owns directly 2,230,542 shares of the Corporation’s common stock, no par value (the “Common Stock”). Ancora Catalyst beneficially owns directly 231,370 shares of Common Stock. Ancora Merlin Institutional beneficially owns directly 2,231,680 shares of Common Stock. Ancora Merlin beneficially owns directly 209,163 shares of Common Stock. Ancora Bellator beneficially owns directly 582,569 shares of Common Stock. Ancora Impact beneficially owns directly 4,757,777 shares of Common Stock. Ancora Alternatives SMAs collectively beneficially owns directly 2,664,550 shares of Common Stock (consisting of shares of Common Stock held in certain separately managed accounts, collectively, the “Ancora Alternatives SMAs”). Ancora Alternatives, as the general partner and investment manager of each of the Ancora Funds, may be deemed to beneficially own the 12,907,651 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and held in the Ancora Alternatives SMAs (including the 2,328,300 shares of Common Stock underlying 22,883 American call options and 400 American style put options). Ancora Holdings, as the sole member of Ancora Alternatives, may be deemed to beneficially own the 12,907,651 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and held in the Ancora Alternatives SMAs (including the 2,328,300 shares of Common Stock underlying 22,883 American call options and 400 American style put options). Frederick DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings, may be deemed to beneficially own the 12,907,651 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and held in the Ancora Alternatives SMAs (including the 2,328,300 shares of Common Stock underlying 22,883 American call options and 400 American style put options). The Ancora Parties beneficially own 12,907,651 shares of Common Stock in the aggregate (including the 2,328,300 shares of Common Stock underlying 22,883 American call options and 400 American style put options). None of the Ancora Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

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Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners LLC

Charlotte Kiaie / Joe Germani, 646-386-0091

AncoraELAN@longacresquare.com